EXHIBIT 99.1

DEP Holdings, LLC

Unaudited Condensed Consolidated Balance Sheet at June 30, 2009

DEP HOLDINGS, LLC
TABLE OF CONTENTS

 DEP HOLDINGS, LLC
 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT JUNE 30, 2009
(Dollars in millions)

ASSETS
Current assets
Cash and cash equivalents	$16.5
Accounts receivable – trade, net of allowance for doubtful accounts	90.4
Gas imbalance receivables	27.6
Accounts receivable – related parties	5.7
Inventories	7.2
Prepaid and other current assets	8.4
Total current assets	155.8
Property, plant and equipment, net	4,482.1
Investments in unconsolidated affiliate	5.0
Intangible assets, net of accumulated amortization of $38.4	48.0
Goodwill	4.9
Other assets	1.1
Total assets	$4,696.9

LIABILITIES AND EQUITY
Current liabilities
Accounts payable – trade	$69.6
Accounts payable – related parties	28.4
Accrued product payables	58.7
Accrued property taxes	11.7
Other current liabilities	18.9
Total current liabilities	187.3
Long-term debt (see Note 9)	466.8
Deferred tax liabilities	6.0
Other long-term liabilities	8.1
Equity: (see Note 10)
DEP Holdings, LLC member’s equity:
Member interest	0.3
Accumulated other comprehensive loss (“AOCL”) - member	(0.1)
Total DEP Holdings, LLC member’s equity	0.2
Noncontrolling interest:
Limited partner interest in Duncan Energy Partners	768.1
DEP I Midstream Businesses – Parent	483.8
DEP II Midstream Businesses – Parent	2,783.0
AOCL - noncontrolling interest	(6.4)
Total noncontrolling interest	4,028.5
Total noncontrolling interest and members' equity	4,028.7
Total liabilities and equity	$4,696.9

The accompanying notes are an integral part of this balance sheet.
See Note 1 for information regarding the basis of financial statement presentation.

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Except as noted within the context of each footnote disclosure, dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1.   Business Overview and Basis of Financial Statement Presentation

Company Organization and Background

DEP Holdings, LLC (“DEP GP”) is a Delaware limited liability company that was formed on September 29, 2006, to own a 2% general partner interest in Duncan Energy Partners L.P. (“Duncan Energy Partners”). DEP GP is a wholly owned subsidiary of Enterprise Products Operating LLC (“EPO”).  DEP GP’s primary business purpose is to manage the affairs and operations of Duncan Energy Partners. The business purpose of Duncan Energy Partners is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and other affiliates under common control.   Unless the context requires otherwise, references to “we,” “us,” “our,” or “DEP Holdings” are intended to mean the business and operations of DEP Holdings, LLC and its consolidated subsidiaries, which include Duncan Energy Partners L.P. and its consolidated subsidiaries.  References to “DEP GP” are intended to mean and include DEP Holdings, LLC, individually as the general partner of Duncan Energy Partners L.P., and not on a consolidated basis.

Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DEP.”  Duncan Energy Partners is engaged in the business of (i) the gathering, transportation and storage of natural gas; (ii) natural gas liquids (“NGL”) transportation and fractionation; (iii) the storage of NGL and petrochemical products; (iv) the transportation of petrochemical products; and (v) the marketing of NGLs and natural gas.

At June 30, 2009, Duncan Energy Partners was owned 99.3% by its limited partners and 0.7% by its general partner, DEP GP. At August 1, 2009, EPO owned approximately 58% of Duncan Energy Partner’s limited partner interests and 100% of DEP GP.  A privately-held affiliate, EPCO, Inc. (“EPCO”), provides all of Duncan Energy Partners’ employees and certain administrative services to the partnership.  See Note 10 for information regarding the repurchase of common units beneficially owned by EPO in June 2009 and subsequent cancellation of such units.

Basis of Financial Statement Presentation

Since DEP GP exercises control over Duncan Energy Partners, DEP GP consolidates the financial statements of Duncan Energy Partners.  DEP GP has no independent operations and no material assets outside those of Duncan Energy Partners.

For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own.   The number of reconciling items between our consolidated balance sheet and that of Duncan Energy Partners are few.

Effective February 1, 2007, Duncan Energy Partners acquired controlling ownership interests in five midstream energy companies (the “DEP I Midstream Businesses”) from EPO in a dropdown transaction.  The DEP I Midstream Businesses consist of (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”); (ii) Acadian Gas, LLC (“Acadian Gas”); (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene”), including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”).

On December 8, 2008, Duncan Energy Partners entered into a Purchase and Sale Agreement (the “DEP II Purchase Agreement”) with EPO and Enterprise GTM Holdings L.P. (“Enterprise GTM”), a wholly owned subsidiary of EPO.  Pursuant to the DEP II Purchase Agreement, DEP Operating Partnership L.P. (“DEP OLP”) acquired 100% of the membership interests in Enterprise Holding III, LLC (“Enterprise III”) from Enterprise GTM, thereby acquiring a 66% general partner interest in Enterprise GC, L.P. (“Enterprise GC”), a 51% general partner interest in Enterprise Intrastate L.P. (“Enterprise Intrastate”) and

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

a 51% membership interest in Enterprise Texas Pipeline LLC (“Enterprise Texas”).  Collectively, we refer to Enterprise GC, Enterprise Intrastate and Enterprise Texas as the “DEP II Midstream Businesses.”  EPO was the sponsor of this second dropdown transaction.

For additional information regarding the dropdowns of the DEP I and DEP II Midstream Businesses, please read Note 1 of the Notes to Consolidated Balance Sheet for the year ended December 31, 2008, which was included as an exhibit to the Current Report on Form 8-K filed by Duncan Energy Partners on March 12, 2009 (“December 2008 Form 8-K”).

Duncan Energy Partners, DEP GP, DEP OLP, Enterprise Products Partners (including EPO and its consolidated subsidiaries) and EPCO and affiliates are under common control of Mr. Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO.  Prior to the dropdown of controlling ownership interests in the DEP I and DEP II Midstream Businesses to Duncan Energy Partners, EPO owned these businesses and directed their respective activities for all periods presented (to the extent such businesses were in existence during such periods).  Each of the dropdown transactions was accounted for at EPO’s historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  On a standalone basis, Duncan Energy Partners did not own any assets prior to February 1, 2007.

References to “Duncan Energy Partners” mean the registrant and its consolidated subsidiaries since February 2007.

Our balance sheet has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  All intercompany balances and transactions have been eliminated in consolidation.  Transactions between EPO and us have been identified in our unaudited condensed consolidated balance sheet as transactions between affiliates.

Effective January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (FASB Accounting Standards Codification (“ASC”) 810).  SFAS 160 established accounting and reporting standards for noncontrolling interests, which were previously identified as Parent interest in our financial statements.  This new standard requires, among other things, that (i) noncontrolling interests be presented as a component of equity on our consolidated balance sheet (i.e., elimination of the “mezzanine” presentation previously used for Parent interest); (ii) elimination of “Parent interest in income of subsidiaries” amounts as a deduction in deriving net income or loss and, as a result, that net income or loss be allocated between controlling and noncontrolling interests; and (iii) comprehensive income or loss to be allocated between controlling and noncontrolling interest.   Earnings per unit amounts are not affected by these changes.

The unaudited condensed consolidated balance sheet included in this Current Report on Form 8-K reflects the changes required by SFAS 160.

Note 2.  General Accounting Matters

Estimates

Preparing our balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Fair Value Information

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair values due to their short-term nature.  The carrying amounts of our variable rate debt obligations reasonably approximate their fair values due to their variable interest rates.  See Note 4 for fair value information associated with our derivative instruments.

The following table presents the estimated fair values of our financial instruments at the dates indicated:

	June 30, 2009
	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Cash and cash equivalents	$16.5	$16.5
Accounts receivable	123.7	123.7
Financial liabilities:
Accounts payable and accrued expenses	$168.4	$168.4
Other current liabilities	18.9	18.9
Variable-rate revolving credit facility	184.5	184.5
Variable-rate term loan	282.3	282.3

Recent Accounting Developments

The following information summarizes recently issued accounting guidance since those reported in our December 2008 Form 8-K.  This guidance will or may affect our future financial statements.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance in the form of FASB Staff Positions (“FSPs”) in an effort to clarify certain fair value accounting rules.   FSP FAS 157-4 (ASC 820), Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, establishes a process to determine whether a market is not active and a transaction is not distressed.   FSP FAS 157-4 states that companies should look at several factors and use judgment to ascertain if a formerly active market has become inactive.   When estimating fair value, FSP FAS 157-4 requires companies to place more weight on observable transactions determined to be orderly and less weight on transactions for which there is insufficient information to determine whether the transaction is orderly (entities do not have to incur undue cost and effort in making this determination).   The FASB also issued FSP FAS 107-1 and APB 28-1 (ASC 825), Interim Disclosures About Fair Value of Financial Instruments.   This FSP requires that companies provide qualitative and quantitative information about fair value estimates for all financial instruments not measured on the balance sheet at fair value in each interim report.  Previously, this was only an annual requirement.  We adopted these FSPs effective June 30, 2009.  Our adoption of this new guidance did not have a material impact on our balance sheet or related disclosures.

In May 2009, the FASB issued SFAS 165 (ASC 855), Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before balance sheets are issued or are available to be issued.  SFAS 165 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. We adopted SFAS 165 on June 30, 2009.  Our adoption of this guidance did not have any impact on our financial position.

In June 2009, the FASB issued SFAS 167 (ASC 810), Amendments to FASB Interpretation No. 46(R), which amended consolidation guidance for variable interest entities (“VIEs”) under FASB Interpretation (“FIN”) No. 46(R) (“FIN 46(R)”) (ASC 810-10), Consolidation of Variable Interest Entities.  VIEs are entities whose equity investors do not have sufficient equity capital at risk such that the entity cannot finance its own activities. When a business has a controlling financial interest in a VIE, the assets, liabilities and profit or loss of that entity must be included in consolidation.  A business enterprise must consolidate a VIE when that enterprise has a variable interest that will cover most of the entity’s expected

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

losses and or receive most of the entity’s anticipated residual return.  SFAS 167, among other things, eliminates the scope exception for qualifying special-purpose entities, amends certain guidance for determining whether an entity is a variable interest entity, expands the list of events that triggers reconsideration of whether an entity is a VIE, requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE, requires continuous assessments of whether a company is the primary beneficiary of a VIE and requires enhanced disclosures about a company’s involvement with a VIE. SFAS 167 is effective for us on January 1, 2010.  At June 30, 2009, we did not have any VIEs; therefore, our adoption of this new guidance is not expected to have a material impact on our consolidated balance sheet.

In June 2009, the FASB issued SFAS 168 (ASC 105), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162, which establishes the ASC as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. The ASC is a reorganization of current GAAP into a topical format that eliminates the current GAAP hierarchy and establishes two levels of guidance — authoritative and nonauthoritative. All guidance contained in the ASC carries an equal level of authority. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. The new standard identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP.  The new standard is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  We will adopt this new standard on September 30, 2009.  Our adoption of this new guidance is not expected to have any impact on our financial position.  References to specific GAAP in our consolidated balance sheets after our adoption of this new guidance will refer exclusively to the ASC. We have elected to provide references to the ASC parenthetically in this Current Report on Form 8-K.

Subsequent Events

We have evaluated subsequent events through August 10, 2009, which is the date our Unaudited Condensed Consolidated Balance Sheet and Notes are being issued.

Note 3. Accounting for Equity Awards

We account for equity awards in accordance with SFAS 123(R) (ASC 505 and 718), Share-Based Payment.  Such awards were not material to our consolidated financial position.  There has been no change in our accounting for equity awards since those reported in our December 2008 Form 8-K.

Certain key employees of EPCO participate in long-term incentive compensation plans managed by EPCO.  The compensation expense we record related to unit-based awards (which awards currently relate to units of affiliates other than Duncan Energy Partners L.P.) is based on an allocation of the total cost of such incentive plans to EPCO.  We record our pro rata share of such costs based on the percentage of time each employee spends on our consolidated business activities, in accordance with the administrative services agreement (“the ASA”).

Note 4.  Derivative Instruments and Hedging Activities

In the course of our normal business operations, we are exposed to certain risks, including changes in interest rates and commodity prices. In order to manage risks associated with certain identifiable and anticipated transactions, we use derivative instruments. Derivatives are financial instruments whose fair value is determined by changes in a specified benchmark such as interest rates or commodity prices. Typical derivative instruments include futures, forward contracts, swaps and other instruments with similar characteristics.  All of our derivatives are used for non-trading activities.

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

SFAS 133 (ASC 815), Accounting for Derivative Instruments and Hedging Activities, requires companies to recognize derivative instruments at fair value as either assets or liabilities on the balance sheet.  While the standard requires that all derivatives be reported at fair value on the balance sheet, changes in fair value of the derivative instruments will be reported in different ways, depending on the nature and effectiveness of the hedging activities to which they are related.  After meeting specified conditions, a qualified derivative may be specifically designated as a total or partial hedge of:

▪
Changes in the fair value of a recognized asset or liability, or an unrecognized firm commitment - In a fair value hedge, all gains and losses (of both the derivative instrument and the hedged item) are recognized in income during the period of change.

▪
Variable cash flows of a forecasted transaction - In a cash flow hedge, the effective portion of the hedge is reported in other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings.

An effective hedge is one in which the change in fair value of a derivative instrument can be expected to offset 80% to 125% of changes in the fair value of a hedged item at inception and throughout the life of the hedging relationship.   The effective portion of a hedge is the amount by which the derivative instrument exactly offsets the change in fair value of the hedged item during the reporting period.  Conversely, ineffectiveness represents the change in the fair value of the derivative instrument that does not exactly offset the change in the fair value of the hedged item. Any ineffectiveness associated with a hedge is recognized in earnings immediately.  Ineffectiveness can be caused by, among other things, changes in the timing of forecasted transactions or a mismatch of terms between the derivative instrument and the hedged item.

On January 1, 2009, we adopted the disclosure requirements of SFAS 161 (ASC 815), Disclosures About Derivative Financial Instruments and Hedging Activities.   SFAS 161 requires enhanced qualitative and quantitative disclosure requirements regarding derivative instruments.  This footnote reflects the new disclosure standard.

Interest Rate Derivative Instruments

We utilize interest rate swaps to manage our exposure to changes in the interest rates of certain consolidated debt agreements. This strategy is a component in controlling our cost of capital associated with such borrowings.

The following table summarizes our interest rate derivative instruments outstanding at June 30, 2009, all of which were designated as hedging instruments under SFAS 133:

	Number and Type of	Notional	Length of	Rate	Accounting
Hedged Transaction	Derivative Employed	Amount	Hedge	Swap	Treatment
Revolving Credit Facility:
Variable-interest rate borrowings	3 floating-to-fixed swaps	$175.0	9/07 to 9/10	0.6% to 4.6%	Cash flow

For information regarding consolidated fair value amounts and gains and losses on interest rate derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts on Derivative Instruments and Related Hedged Items” within this Note 4.

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Commodity Derivative Instruments

The price of natural gas is subject to fluctuations in response to changes in supply, demand, general market uncertainty and a variety of additional factors that are beyond our control. In order to manage the price risk associated with such products, Acadian Gas enters into commodity derivative instruments such as forwards, basis swaps and futures contracts. The following table summarizes our commodity derivative instruments outstanding at June 30, 2009:

	Volume (1)		Accounting
Derivative Purpose	Current	Long-Term	Treatment

Derivatives not designated as hedging instruments under SFAS 133:
Acadian Gas:
Natural gas risk management activities (2)	1.6 Bcf	n/a	Mark-to-market

(1)  Volume for derivatives not designated as hedging instruments reflect the absolute value of derivative notional volumes.
(2)  Reflects the use of derivative instruments to manage risks associated with natural gas transportation, processing and storage assets.

At June 30, 2009, none of Acadian Gas’ derivative instruments met the hedge accounting requirements of SFAS 133 and are accounted for as economic hedges using mark-to-market accounting.

Acadian Gas’ hedging strategy is to reduce the variability of its future earnings and cash flows resulting from changes in natural gas prices.  Acadian Gas enters into a limited number of offsetting mark-to-market derivatives that effectively fix the price of natural gas for certain of its customers. Acadian Gas may also enter into a small number of cash flow hedges in connection with its purchase of natural gas held-for-sale to third parties.

Credit-Risk Related Contingent Features in Derivative Instruments

Commodity derivative instruments can include provisions related to minimum credit ratings and/or adequate assurance clauses.  At June 30, 2009, our derivative instruments in a net liability position were $0.2 million; however, such instruments were not subject to these contingent features.  The potential for derivatives with contingent features to enter a net liability position may change in the future as positions and prices fluctuate.

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Tabular Presentation of Fair Value Amounts on Derivative Instruments and Related Hedged Items

The following table provides a balance sheet overview of our derivative assets and liabilities at the dates indicated:

Asset Derivatives		Liability Derivatives
June 30, 2009		June 30, 2009
Balance Sheet	Fair	Balance Sheet	Fair
Location	Value	Location	Value

Derivatives designated as hedging instruments under SFAS 133
Interest rate derivatives	Other current assets	$--	Other current liabilities	$5.3

Interest rate derivatives	Other assets	--	Other liabilities	1.4

Total interest rate derivatives		--		6.7
Total derivatives
designated as hedging
instruments		$--		$6.7

Derivatives not designated as hedging instruments under SFAS 133
Commodity derivatives	Other current assets	$0.2	Other current liabilities	$0.2
Total derivatives not
designated as hedging
instruments		$0.2		$0.2

SFAS 157 - Fair Value Measurements

SFAS 157 (ASC 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.  Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur with sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the New York Mercantile Exchange).  Our Level 1 fair values primarily consist of financial assets and liabilities such as exchange-traded commodity financial instruments.

▪	Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, the time value of money, volatility factors, current market and contractual prices for the underlying instruments and other relevant economic measures.  Substantially all of these assumptions are (i) observable in the marketplace throughout the full term of the instrument, (ii) can be derived from observable data or (iii) are validated by inputs other than quoted prices (e.g., interest rate and yield curves at commonly quoted intervals).  Our Level 2 fair values primarily consist of commodity financial instruments such as forwards, swaps and other instruments transacted on an exchange or over the counter.  The fair values of these derivatives are based on observable price quotes for similar products and locations. Our interest rate derivatives are valued by using appropriate financial models with the implied forward LIBOR yield curve for the same period as the future interest swap settlements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.  At June 30, 2009, we did not have any Level 3 financial assets or liabilities.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at June 30, 2009.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities, in addition to their placement within the fair value hierarchy levels.

	Level 1	Level 2	Total
Financial assets:
Commodity derivatives	$0.1	$0.1	$0.2

Financial liabilities:
Commodity derivatives	$0.1	$0.1	$0.2
Interest rate derivatives	--	6.7	6.7
Total derivative liabilities	$0.1	$6.8	$6.9

We adopted the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  Our adoption of this guidance had no impact on our financial position.  Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  There were no fair value adjustments for such assets or liabilities reflected in our consolidated balance sheet at June 30, 2009.

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 5.  Inventories

Our inventory amounts were as follows at June 30, 2009:

Working inventory (1)	$1.4
Forward sales inventory (2)	5.8
Total inventory	$7.2

(1)  Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.
(2)  Forward sales inventory consists of identified NGL and natural gas volumes dedicated to the fulfillment of forward sales contracts.

Due to fluctuating market prices for natural gas, we record non-cash, lower of average cost or market (“LCM”) adjustments in connection with our available-for-sale inventory.   Our LCM adjustments were immaterial for the six months ended June 30, 2009.

Note 6.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows:

	Estimated Useful	June 30,
	Life in Years	2009
Plant and pipeline facilities (1)	3-45(4)	$4,618.8
Underground storage wells and related assets (2)	5-35(5)	421.3
Transportation equipment (3)	3-10	10.4
Land		27.8
Construction in progress		235.0
Total		5,313.3
Less: accumulated depreciation		831.2
Property, plant and equipment, net		$4,482.1

(1)  Includes natural gas, NGL and petrochemical pipelines, NGL fractionation plants, office furniture and equipment, buildings, and related assets.
(2)  Underground storage facilities include underground product storage caverns and related assets such as pipes and compressors.
(3)  Transportation equipment includes vehicles and similar assets used in our operations.
(4)  In general, the estimated useful life of major components of this category is: pipelines, 18-45 years (with some equipment at 5 years); office furniture and equipment, 3-20 years; buildings 20-35 years; and fractionation facilities, 28 years.
(5)  In general, the estimated useful life of underground storage facilities is 20-35 years (with some components at 5 years).

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of a tangible long-lived asset that results from its acquisition, construction, development and/or normal operation.  The following table presents information regarding our AROs since December 31, 2008.

ARO liability balance, December 31, 2008	$4.6
Accretion expense	0.2
Revisions in estimated cash flows	3.0
ARO liability balance, June 30, 2009	$7.8

Net property, plant and equipment at June 30, 2009 includes $3.7 of asset retirement costs capitalized as an increase in the associated long-lived asset.

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 7.  Investments in Unconsolidated Affiliate

Acadian Gas, through a wholly owned subsidiary, owns a collective 49.51% equity interest in Evangeline, which consists of a 45% direct ownership interest in Evangeline Gas Pipeline, L.P. (“EGP”) and a 45.05% direct interest in Evangeline Gas Corp. (“EGC”).  EGC also owns a 10% direct interest in EGP.  Third parties own the remaining equity interests in EGP and EGC.  Acadian Gas does not have a controlling interest in the Evangeline entities, but does exercise significant influence on Evangeline’s operating policies.  Acadian Gas accounts for its financial investment in Evangeline using the equity method.  Our investment in Evangeline is classified within our Natural Gas Pipelines & Services business segment.   See Note 11 for additional information regarding our business segments

Note 8.  Intangible Assets and Goodwill

The following table summarizes our intangible asset balances by business:

	At June 30, 2009
	Gross	Accum.	Carrying
	Value	Amort.	Value
NGL Pipelines & Services:
Customer relationship intangibles	$24.6	$(7.7)	$16.9
Contract-based intangibles	40.8	(22.4)	18.4
Natural Gas Pipelines & Services:
Customer relationship intangibles	21.0	(8.3)	12.7
Total all segments	$86.4	$(38.4)	$48.0

Goodwill

Our goodwill totaled $4.9 million at June 30, 2009.  Our goodwill was allocated $0.5 million and $4.4 million to our NGL Pipelines & Services segment and our Natural Gas Pipelines & Services segment, respectively.

Note 9. Debt Obligations

Our consolidated debt obligations consisted of the following:

At June 30,
2009
Revolving Credit Facility, variable rate, due February 2011	$184.5
Term Loan Agreement, variable rate, due December 2011	282.3
Total principal amount of long-term debt obligations	$466.8

Standby letter of credit outstanding	$1.0

There have been no changes in the terms of our Revolving Credit Facility and our Term Loan Agreement since those reported in our December 2008 Form 8-K.

Covenants

We were in compliance with the covenants of our consolidated debt agreements at June 30, 2009.

DEP HOLDINGS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Information regarding variable interest rates paid

The following table presents the weighted-average interest rate paid on our consolidated variable-rate debt obligations during the six months ended June 30, 2009.

Weighted-average
interest rate paid
Revolving Credit Facility	1.89%
Term Loan Agreement	1.31%

Evangeline joint venture debt obligation

At June 30, 2009, Evangeline’s debt consisted of $8.2 million of 9.9% fixed rate senior notes due 2010 and a $7.5 million subordinated note payable due 2011. Evangeline was in compliance with its debt covenants at June 30, 2009.  There have been no changes in the terms of Evangeline’s debt agreements since those reported in our December 2008 Form 8-K.  Duncan Energy Partners has furnished a letter of credit on behalf of Evangeline’s debt service requirements.  At June 30, 2009, the letter of credit amount was $1.0 million.

Note 10.  Equity and Noncontrolling Interest

Member’s equity

At June 30, 2009, member’s equity consisted of the capital account of EPO and accumulated other comprehensive loss.  Subject to the terms of our limited liability company agreement, we distribute available cash to EPO within 45 days of the end of each calendar quarter.  No distributions have been made to date. The capital account balance of EPO was $0.3 million at June 30, 2009. At June 30, 2009, we recognized an accumulated other comprehensive loss of $0.1 million related to the fair value of Duncan Energy Partners’ interest rate swaps (see Note 4).

The table below provides a reconciliation of the amount presented in Member’s Equity on our consolidated balance sheet at June 30, 2009: (dollars in millions)

	Member’s		Total
	Capital	AOCL	Member’s
	Account	To Member	Equity
Balance at December 31, 2008	$1.0	$(0.1)	$0.9
Net income	0.1	--	0.1
Distributions	(0.8)	--	(0.8)
Change in fair value of cash flow hedges	--	*	*
Balance at June 30, 2009	$0.3	$(0.1)	$0.2

* Amounts are immaterial

Limited partner interest

Limited partner interest in Duncan Energy Partners is presented as “Noncontrolling interest – Limited partner interest in Duncan Energy Partners” on our unaudited condensed consolidated balance sheet.  The following table presents the components of this line item at June 30, 2009:

Limited partners interest in Duncan Energy Partners:
Common units outstanding (22,950,000 publicly owned units)	$400.9
Common units outstanding (34,726,987 EPO owned units)	367.2
Limited partner interest in Duncan Energy Partners	$768.1

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

In connection with the DEP II dropdown, Duncan Energy Partners issued 37,333,887 Class B units to EPO.  The Class B units automatically converted to common units on February 1, 2009.

In June 2009, Duncan Energy Partners completed a common unit offering of 8,000,000 units that generated net proceeds of approximately $123.2 million after underwriting discounts and other expenses. In July 2009, the underwriters to this offering exercised their option to purchase an additional 943,400 common units, which generated approximately $14.5 million of additional net proceeds. The total net proceeds from this offering, including the overallotment amount, were used to repurchase an equal number of Duncan Energy Partner common units beneficially owned by EPO – 8,000,000 units were repurchased in June 2009 and 943,400 units were repurchased in July 2009.  The repurchased common units were subsequently cancelled.

DEP I Midstream Businesses – Parent

The following table provides a reconciliation of the changes since December 31, 2008 in “Noncontrolling interest – DEP I Midstream Businesses – Parent,” as presented on our unaudited condensed consolidated balance sheet:

December 31, 2008 balance	$478.4
Net income attributable to noncontrolling interest – DEP I Midstream Businesses – Parent	4.6
Contributions by EPO to DEP I Midstream Businesses:
Contributions from EPO to Mont Belvieu Caverns in connection with capital projects in which
EPO is funding 100% of the expenditures in accordance with the Mont Belvieu Caverns’ LLC
Agreement, including accrued receivables at June 30, 2009 (see Note 12)	12.7
Contributions from EPO to Mont Belvieu Caverns and South Texas NGL in connection with capital projects in which EPO is funding 100% of the expenditures in excess of certain thresholds in
accordance with the Omnibus Agreement, including accrued receivables at June 30, 2009 (see Note 12)	1.4
Other contributions by EPO to the DEP I Midstream Businesses	0.9
Cash distributions to EPO of operating cash flows of DEP I Midstream Businesses	(14.2)
June 30, 2009 balance	$483.8

For additional information regarding our agreements with EPO in connection with the DEP I dropdown transaction, see “Significant Relationships and Agreements with EPO – Omnibus Agreement” and “Significant Relationships and Agreements with EPO – Mont Belvieu Caverns’ LLC Agreement” under Note 12.

DEP II Midstream Businesses – Parent

We account for EPO’s ownership interests in the DEP II Midstream Businesses as a noncontrolling interest.   EPO’s ownership interest in the net assets of the DEP II Midstream Businesses is presented as noncontrolling interest in subsidiaries on our Unaudited Condensed Consolidated Balance Sheet as a component of equity.

The following table provides a reconciliation of the changes since December 31, 2008 in “Noncontrolling interest – DEP II Midstream Businesses – Parent,” as presented on our Unaudited Condensed Consolidated Balance Sheet:

December 31, 2008 balance	$2,613.0
Allocated loss from DEP II Midstream Businesses to EPO as Parent	(32.2)
Contributions by EPO in connection with expansion cash calls	192.1
Distributions to noncontrolling interest of subsidiary operating cash flows	(11.2)
Other general cash contributions from noncontrolling interest	21.3
June 30, 2009 balance	$2,783.0

For additional information regarding our agreements with EPO in connection with the DEP II dropdown transaction, see “Significant Relationships and Agreements with EPO – Company and Limited Partnership Agreements – DEP II Midstream Businesses” under Note 12.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AOCL to noncontrolling interest

The table below presents a reconciliation of our AOCL to noncontrolling interest balance:

December 31, 2008 balance	$(9.5)
Change in fair value of interest rate hedges	3.1
June 30, 2009 balance	$(6.4)

Note 11.  Business Segments

We have three reportable business segments: (i) Natural Gas Pipelines & Services; (ii) NGL Pipelines & Services; and (iii) Petrochemical Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Natural Gas	NGL		Adjustments
	Pipelines	Pipelines	Petrochemical	and	Consolidated
	& Services	& Services	Services	Eliminations	Totals

Segment assets:
At June 30, 2009	3,256.5	905.6	85.0	235.0	4,482.1
Investments in unconsolidated affiliate (see Note 7):
At June 30, 2009	5.0	--	--	--	5.0
Intangible assets:
At June 30,2009	12.7	35.3	--	--	48.0
Goodwill:
At June 30, 2009	4.4	0.5	--	--	4.9

Note 12.  Related Party Transactions

The following information summarizes our business relationships and transactions with related parties at June 30, 2009.  We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

The following table summarizes our consolidated balance sheet amounts with related parties:

June 30,
2009
Accounts receivable – related parties
EPO and affiliates	$5.1
Energy Transfer Equity and affiliates (1)	0.6
Total	$5.7

Accounts payable – related parties
EPO and affiliates	$19.2
EPCO and affiliates	9.2
Total	$28.4

(1) Refers to Energy Transfer Equity, L.P. (“Energy Transfer Equity”) and its consolidated subsidiaries.

One of our principal advantages is our relationship with EPO and EPCO.  EPO is a wholly owned subsidiary of Enterprise Products Partners through which Enterprise Products Partners conducts its

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business.  Enterprise Products Partners is controlled by its general partner, Enterprise Products GP, LLC (“EPGP”), which in turn is a wholly owned subsidiary of Enterprise GP Holdings L.P. (“Enterprise GP Holdings”).  The general partner of Enterprise GP Holdings is EPE Holdings, LLC (“EPE Holdings”), which is a wholly owned subsidiary of a privately-held company controlled by Dan L. Duncan.  Mr. Duncan is our Chairman and is the Group Co-Chairman and the controlling shareholder of EPCO.  We are wholly owned by EPO and EPCO provides all of Duncan Energy Partners’ employees, including our executive officers.

Significant Relationships and Agreements with EPO

At August 1, 2009, EPO owned approximately 58% of our limited partner interests and 100% of our general partner.  EPO was the sponsor of the DEP I and DEP II dropdown transactions and owns varying interests (as Parent) in the DEP I and DEP II Midstream Businesses.  For a description of EPO’s noncontrolling interest in the income and net assets of the DEP I and DEP II Midstream Businesses, see Note 10.  EPO may contribute or sell other equity interests or assets to us; however, EPO has no obligations or commitment to make such contributions or sales to us, nor do we have any obligation or commitments to accept such contributions or make such purchases.

EPO has continued involvement with all of our subsidiaries, including the following types of transactions: (i) it utilizes our storage services to support its Mont Belvieu fractionation and other businesses; (ii) it buys from, and sells to, us natural gas in connection with its normal business activities; and (iii) it is currently the sole shipper on an NGL pipeline system located in south Texas that is owned by us.

Omnibus Agreement.   On December 8, 2008, we entered into an amended and restated Omnibus Agreement (the “Omnibus Agreement”) with EPO.  The provisions of the Omnibus Agreement have not changed since reported in our December 2008 Form 8-K.

EPO indemnified us for certain environmental liabilities, tax liabilities and right-of-way defects associated with the assets it contributed to us in connection with the DEP I and DEP II dropdown transactions.  These indemnifications terminate on February 5, 2010.  We made no claims to EPO during the six months ended June 30, 2009.

Mont Belvieu Caverns’ LLC Agreement. The Mont Belvieu Caverns’ Limited Liability Company Agreement (the “Caverns LLC Agreement”) states that if Duncan Energy Partners elects to not participate in certain projects of Mont Belvieu Caverns, then EPO is responsible for funding 100% of such projects.  To the extent such non-participated projects generate identifiable incremental cash flows for Mont Belvieu Caverns in the future, the earnings and cash flows of Mont Belvieu Caverns will be adjusted to allocate such incremental amounts to EPO, by special allocation or otherwise. Under the terms of the Caverns LLC Agreement, Duncan Energy Partners may elect to acquire a 66% share of these projects from EPO within 90 days of such projects being placed in service.  The constructed assets will be the property of Mont Belvieu Caverns.

The Caverns LLC Agreement also requires the allocation to EPO of operational measurement gains and losses.  Operational measurement gains and losses are created when product is moved between storage wells and are attributable to pipeline and well connection measurement variances.

In November 2008, the Caverns LLC Agreement was amended to provide that EPO would prospectively receive a special allocation (through noncontrolling interest) of 100% of the depreciation related to projects that it has fully funded.

Company and Limited Partnership Agreements – DEP II Midstream Businesses.   On December 8, 2008, the DEP II Midstream Businesses amended and restated their governing documents in connection with the DEP II dropdown transaction.  Collectively, these amendments include, but are not limited to, (i) the payment of cash distributions in accordance with an overall “waterfall” approach, (ii) the funding of

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operating cash flow deficits and (iii) the election by either owner to fund cash calls associated with expansion capital projects.  See Note 13 of the December 2008 Form 8-K

Enterprise III has not yet participated in expansion project spending with respect to the DEP II Midstream Businesses, although it may elect to invest in existing or future expansion projects at a later date. As a result, Enterprise GTM has funded 100% of such growth capital spending and its Distribution Base has increased from $473.4 million at December 31, 2008 to $665.5 million at June 30, 2009.  The Enterprise III Distribution Base was unchanged at $730.0 million at June 30, 2009.

Common Unit Purchase Agreement – June 2009 equity offering.  Pursuant to a common unit purchase agreement, Duncan Energy Partners repurchased 8,000,000 of our common units beneficially owned by EPO in June 2009.  Duncan Energy Partners repurchased an additional 943,400 of our common units beneficially owned by EPO in July 2009.  The repurchase of common units beneficially owned by EPO was reviewed and approved by both our and EPGP’s respective ACG Committees.  See Note 10 for additional information regarding Duncan Energy Partners’ June 2009 equity offering.

Relationship with EPCO

We have no employees. Substantially all of Duncan Energy Partners’ operating functions and general and administrative support services are provided by employees of EPCO pursuant to the ASA.  We, Enterprise Products Partners, Enterprise GP Holdings, TEPPCO Partners, L.P. (“TEPPCO”) and our respective general partners are among the parties to the ASA.

Relationship with Evangeline

Evangeline has entered into a natural gas purchase contract with Acadian Gas that contains annual purchase provisions. The pricing terms of the purchase agreement are based on a monthly weighted-average market price of natural gas (subject to certain market index price ceilings and incentive margins) plus a predetermined margin.

Duncan Energy Partners has furnished letters of credit on behalf of Evangeline’s debt service requirements.  The outstanding letters of credit totaled $1.0 million at June 30, 2009.

Relationship with Energy Transfer Equity

In May 2007, Enterprise GP Holdings acquired equity method investments in, and therefore is a related party to, Energy Transfer Equity and its general partner.  As a result of the common control of Enterprise GP Holdings and us, Energy Transfer Equity became a related party to us.

Relationship with TEPPCO

Beginning in 2008, Mont Belvieu Caverns commenced providing NGL and petrochemical storage services to TEPPCO.  For the period January 2007 through March 2008, we leased from TEPPCO an 11-mile pipeline that was part of our South Texas NGL System.  We discontinued this lease during the first quarter of 2008 when we completed the construction of a parallel pipeline.

Note 13.  Commitments and Contingencies

Litigation

On occasion, we are named as a defendant in litigation relating to our normal business operations, including regulatory and environmental matters.  Although we insure against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result

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of our ordinary business activities.  We are not aware of any litigation, pending or threatened, that may have a significant adverse effect on our financial position.

Redelivery Commitments

We transport and store natural gas and NGLs and store petrochemical products for customers under various contracts.  These volumes are (i) accrued as product payables on our Unaudited Condensed Consolidated Balance Sheet, (ii) in transit for delivery to our customers or (iii) held at our storage facilities for redelivery to our customers.  We are insured against any physical loss of such volumes due to catastrophic events.  Under the terms of our NGL and petrochemical product storage agreements, we are generally required to redeliver volumes to the owner on demand.  At June 30, 2009, NGL and petrochemical products aggregating 27.2 million barrels were due to be redelivered to their owners along with 7.3 TBtus of natural gas.

Regulatory Matters

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” or “GHGs” and including carbon dioxide and methane, may be contributing to climate change.  On April 17, 2009, the U.S. Environmental Protection Agency (“EPA”) issued a notice of its proposed finding and determination that emission of carbon dioxide, methane, and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere.  The EPA’s finding and determination would allow it to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act.  Although it may take the EPA several years to adopt and impose regulations limiting emissions of GHGs, any such regulation could require us to incur costs to reduce emissions of GHGs associated with our operations.  In addition, on June 26, 2009, the U.S. House of Representatives approved adoption of the “American Clean Energy and Security Act of 2009,” also known as the “Waxman-Markey cap-and-trade legislation” or “ACESA.”  ACESA would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs.  The U.S. Senate has also begun work on its own legislation for controlling and reducing emissions of GHGs in the United States.  Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs, and may have an adverse effect on Duncan Energy Partners’ business, financial position or demand for its operations.

Contractual Obligations

Scheduled maturities of long-term debt.  With the exception of routine fluctuations in the balance of our Revolving Credit Facility, there have been no significant changes in our scheduled maturities of long-term debt since those reported in our December 2008 Form 8-K.

Operating lease obligations.  We lease certain property, plant and equipment under noncancelable and cancelable operating leases.  Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, primarily our lease for the Wilson natural gas storage facility and (ii) land held pursuant to right-of-way agreements.  There have been no material changes in our operating lease commitments since those reported in our December 2008 Form 8-K.

Purchase obligations.  There have been no material changes in our consolidated purchase obligations since those reported in our December 2008 Form 8-K.

Insurance Matters

EPCO completed its annual insurance renewal process during the second quarter of 2009.  In light of recent hurricane and other weather-related events, the renewal of policies for weather-related risks

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resulted in significant increases in premiums and certain deductibles, as well as changes in the scope of coverage.

EPCO’s deductible for onshore physical damage from windstorms increased from $10.0 million per storm to $25.0 million per storm.  EPCO’s onshore program currently provides $150 million per occurrence for named windstorm events compared to $175 million per occurrence in the prior year.  With respect to offshore assets, the windstorm deductible increased significantly from $10.0 million per storm (with a one-time aggregate deductible of $15.0 million) to $75.0 million per storm.  EPCO’s offshore program currently provides $100 million in the aggregate compared to $175 million in the aggregate for the prior year.  For non-windstorm events, EPCO’s deductible for both onshore and offshore physical damage remained at $5.0 million per occurrence.

Business interruption coverage in connection with a windstorm event remained unchanged for onshore assets, but was eliminated for offshore assets.  Onshore assets covered by business interruption insurance must be out-of-service in excess of 60 days before any losses from business interruptions will be covered.  Furthermore, EPCO will now absorb 50% of the first $50.0 million of any loss in excess of deductible amounts for our onshore assets.